CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the NCM Capital Mid-Cap Growth Fund (a series of shares of beneficial interest of NCM Capital Investment Trust) and to the use of our reports dated April 25, 2012 on the financial statements and financial highlights.  Such financial statements and financial highlights appear in the 2012 Annual Reports to Shareholders, which are incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
June 27, 2012